EXHIBIT 21

LIST OF SUBSIDIARIES OF THE COMPANY

NAME	JURISDICTION OF INCORPORATION

Andes Candies, LLC	Illinois
Andes Manufacturing LLC	Illinois
Andes Services LLC	Illinois
C. G. P., Inc.	Delaware
Cambridge Brands, Inc.	Delaware
Cambridge Brands Manufacturing, Inc.	Delaware
Cambridge Brands Services, Inc.	Delaware
Candy Realty, Inc.	New Jersey
Cella’s Confections, Inc.	Virginia
CGCLP, Inc.	Delaware
Charms LLC	Illinois
Concord (GP) Inc.	Ontario
Concord Canada Holdings ULC	Nova Scotia
Concord Confections Holdings USA, Inc.	Delaware
Concord Partners LP	Ontario
Concord Wax, Inc.	Delaware
Dr. Torrents, S.L.	Spain
Fleer Española,S.L.	Spain
General Magnetics, Inc.	New Jersey
Henry Eisen Advertising Agency, Inc.	New Jersey
Impel Movie Line, Inc.	Delaware
JT Company, Inc.	Delaware
OTEC Industries, Inc.	Delaware
Rizzle Inversiones 2014, S.L.	Spain
Sweets Company of New York, Inc.	New York
Tootsie Roll Industries, LLC	Illinois
Tootsie Roll of Canada, ULC	Alberta
The Tootsie Roll Company, Inc.	Illinois
Tootsie Roll Management, Inc.	Illinois
Tootsie Roll Mfg., LLC	Illinois
Tootsie Rolls - Latin America, Inc.	Delaware
Tootsie Roll Worldwide, Ltd.	Illinois
The Sweets Mix Company, Inc.	Illinois
TRI de Latinoamerica S.A. de C.V.	Mexico
TRI Captive Insurance Company, Inc.	Nevada
TRI Finance, Inc.	Delaware
TRI International, Inc.	Illinois
TRI-Mass, Inc.	Massachusetts
TRI Sales Co.	Delaware
TRI Sales Services LLC	Washington
Tutsi S. A. de C. V.	Mexico
World Trade & Marketing Ltd.	British West Indies